EXHIBIT 4.8

                                VOTING AGREEMENT

      THIS VOTING AGREEMENT (this "Agreement") is made and entered into as of August 30, 2006 by and among Harbin Electric, Inc., a Nevada corporation (the "Company"), Citadel Equity Fund Ltd. ("Citadel"); and YANG Tianfu, a resident of the City of Harbin, Heilongjiang province, the People's Republic of China ("YANG") (the "Key Shareholder").

                                    RECITALS

      A. Citadel has agreed to purchase from the Company, and the Company has agreed to sell to Citadel, an aggregate of 38,000 units (the "Units"), at a purchase price of $1,000 per Unit, with each Unit consisting of $1,000 in principal amount of the Company's Guaranteed Senior Secured Floating Rate Notes due 2012 (the "Notes"), and a proportionate share of the six-year warrants to purchase 2,192,308 shares of common stock of the Company, par value $.00001 per share (the "Common Stock"), at an exercise price of $7.80 per share (the "First Tranche Warrants") and a proportionate share of the six-year warrants to purchase 525,830 shares of Common Stock at an exercise price of $10.84 per share (the "Second Tranche Warrants", and together with the First Tranche Warrants, the "Warrants"), on the terms and conditions set forth in that certain Unit Purchase Agreement dated as of August 29, 2006 by and among the Company, the Subsidiary Guarantor (as defined therein), and Citadel (the "Purchase Agreement").

      B. The Purchase Agreement provides that the execution and delivery of this Agreement by the parties shall be a condition precedent to the consummation of the transactions contemplated under the Purchase Agreement.

      NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. BOARD REPRESENTATION.

      1.1 Citadel Nominees. Upon the Citadel Election (as defined below), Citadel shall be entitled to appoint up to two (2) individuals (each a "Citadel Nominee" and together, the "Citadel Nominees") to serve on the Company's Board of Directors for so long as Citadel holds any Notes.

      1.2 Citadel Election. If Citadel provides written notice to the Company informing the Company of (i) its election (the "Citadel Election") to be represented on the Board of Directors and (ii) the name(s) of the Citadel Nominee(s), then, as soon as practicable after its receipt of such notice from Citadel, but in no event later than five (5) business days after such receipt, the Company shall:

            (a) provide notice of the Citadel Election to the Company's Board of Directors and the Key Shareholder, and

            (b) take all necessary actions so as to permit the Citadel Nominee(s) to be duly appointed or elected as members of the Company's Board of Directors.

            Subject to the conditions and limitations set forth herein, the Citadel Election may be exercised by Citadel at any time in its sole discretion.

      1.3 Size of the Board of Directors. The Company shall take all necessary action, from time to time and at all times, so as to (i) maintain the total size of the Board of Directors (including vacancies) to permit the Citadel Nominees to be appointed to the Board of Directors and (ii) ensure that the total size of the Board of Directors does not exceed ten (10) members at any time.

      1.4 Voting Agreement. The Key Shareholder agrees to vote, or cause to be voted, all shares of the Company's Common Stock (the "Common Stock") owned by such Key Shareholder (of record or through a brokerage firm or other nominee arrangement), or over which such Key Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary:

            (a) to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the Citadel Nominees are duly elected to the Board of Directors;

            (b) to ensure that the size of the Board of Directors is sufficient to permit the appointment and/or election of the Citadel Nominees to the Board of Directors; and

            (c) to ensure that the total size of the Board of Directors does not exceed ten (10) members at any time.

      1.5 Vacancies. Any vacancies created by the resignation, removal or death of a Citadel Nominee appointed or elected to the Board of Directors shall be filled pursuant to the provisions of this Section 1.

2. Representations and Warranties of Key Shareholder. The Key Shareholder represents and warrants that:

      2.1 The Key Shareholder is the beneficial owner of (i) 9,750,000 shares of Common Stock (of record or through a brokerage firm or other nominee arrangement), which constitutes at least a majority of the outstanding voting power of the Company's capital stock and (ii) 30,000 options to purchase shares of Common Stock.

      2.2 The Key Shareholder has full power and authority to make, enter into and carry out the terms of this Agreement. This Agreement has been duly executed and delivered by the Key Shareholder and constitutes the legal, valid and binding obligations of the Key Shareholder, enforceable against the Key Shareholder in accordance with its terms.

      2.3 The execution and delivery of this Agreement by the Key Shareholder do not, and the performance of this Agreement by Shareholder will not: (i) conflict with or violate any law, rule regulation, order, decree or judgment applicable to the Key Shareholder or by which the Key Shareholder or any of the properties of the Key Shareholder is or may be bound or affected; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other person (with or without notice or lapse of time) in the creation of any encumbrance or restriction on any of the shares of Common Stock pursuant to any contract to which the Key Shareholder is a party or by which the Key Shareholder or any of the affiliates or properties of Shareholder is or may be bound or affected. The execution and delivery of this Agreement by the Key Shareholder do not, and the performance of this Agreement by the Key Shareholder will not, require any consent or approval of any person.

3. Miscellaneous.

      3.1 Term. This Agreement shall be effective as of the date hereof and shall continue in full force and effect until, and shall terminate upon, the earlier of (i) the Company and the Key Shareholder's receipt of Citadel's written notice to terminate the Agreement (the "Termination Notice"), or (ii) the Company's repayment in full of the Notes; provided, however, that notwithstanding the foregoing, upon (x) such time when Citadel no longer holds any Notes, or (y) the termination of this Agreement, the Company shall have the right to request the Citadel Nominee(s) to resign from the Company's Board of Directors ("Resignation Request"), and Citadel agrees to cause the Citadel Nominees to promptly comply with any such Resignation Request.

      3.2 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit A hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) business days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit A; or (d) three (3) business days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit A with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

            A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 3.2 by giving the other party written notice of the new address in the manner set forth above.

      3.3 Entire Agreement. This Agreement and the Purchase Agreement, together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

      3.4 Governing Law. This Agreement shall be governed by and construed exclusively in accordance the internal laws of the New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of New York to the rights and duties of the parties hereunder.

      3.5 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties' intent in entering into this Agreement.

      3.6 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the parties hereto; it being understood that Citadel shall be permitted to assign its rights under this Agreement to any third party purchaser of the Notes.

      3.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts transmitted by facsimile shall be deemed to be originals.

      3.8 Specific Performance. The parties hereto acknowledge that, in view of the transactions contemplated by this Agreement, each party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the non-breaching parties shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which such non-breaching parties may be entitled at law or in equity.

                            [Signature Page Follows]

            IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

                       THE COMPANY:

                       HARBIN ELECTRIC, INC.

                       By:  /s/ Tianfu Yang
                          --------------------------------------------------
                       Name: Tianfu Yang
                       Title:  Chief Executive Officer

                       THE KEY SHAREHOLDER:

                       /s/ Tianfu Yang
                       -----------------------------------------------------
                       YANG Tianfu

                       CITADEL:

                       CITADEL EQUITY FUND LTD.

                       By: Citadel Limited Partnership, Portfolio Manager

                       By: Citadel Investment Group, L.L.C., its General Partner

                       By:  /s/ Christopher L. Ramsay
                          --------------------------------------------------
                       Name:  Christopher L. Ramsay
                       Title:  Authorized Signatory

                      [SIGNATURE PAGE TO VOTING AGREEMENT]